Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in:

Description	Registration Statement Number

Form S-3 ASR
Lowe’s Stock Advantage Direct Stock Purchase Plan	333-274288
Debt Securities, Preferred Stock, Common Stock	333-280893

Form S-8
Lowe’s 401(k) Plan	033-29772
Lowe’s Companies Benefit Restoration Plan	333-97811
Lowe’s Companies Cash Deferral Plan	333-114435
Lowe’s Companies, Inc. 2006 Long-Term Incentive Plan	333-138031; 333-196513
Lowe’s Companies, Inc. 2020 Employee Stock Purchase Plan	333-249586

of our reports dated March 23, 2026 relating to the financial statements of Lowe’s Companies, Inc. and the effectiveness of Lowe’s Companies, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the fiscal year ended January 30, 2026.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
March 23, 2026